EXHIBIT 99.1

Hooker Furniture Reports Double-Digit Income Rise on Higher Sales in First Quarter

MARTINSVILLE, Va., June 5, 2014 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $61.4 million and net income of $2.8 million, or $0.26 per share, for its fiscal 2015 first quarter which began on February 3, 2014 and ended May 4, 2014.

Net income increased 31.9% compared to $2.1 million, or $0.20 per share, during last year's first quarter, driven primarily by higher sales in the casegoods segment.

Net sales for the first quarter increased $5.1 million, or 9.1%, compared to $56.3 million for the same period a year ago, primarily due to increased casegoods unit volume against essentially flat consolidated average selling prices. Casegoods and upholstery segment net sales increased 10.1% and 7.3%, respectively, compared to the fiscal 2014 first quarter.

"We're gratified to see casegoods growing again," said Paul B. Toms Jr., chairman and chief executive officer. Noting that the 31.2% or $1.0 million gain in consolidated operating profitability was driven by increased casegoods volume, he added, "While upholstery sales have grown faster than casegoods sales over the last few years, we're seeing indications of a recovery in casegoods sales and improved retailer ability to sell large-ticket bedroom, dining and home office furniture."

"Significant increases in container-direct shipments to retailers from Hooker's Asia warehouse program helped lead the way in the quarter's solid sales performance," Toms said. "We have strengthened our container-direct offering with a strong service position on a broader selection of best sellers. Retailers are also more comfortable committing to the larger container purchases when they don't have to buy as deep on any particular item," he said.

Gross profit increased in the quarter due to increased sales in both operating segments and lower casegoods segment warehouse and distribution expenses, both in absolute terms and as a percentage of net sales.

Selling and administrative expenses decreased as a percentage of net sales but increased in absolute terms, due partially to additional operating costs for the Company's new start-up businesses, H Contract and Homeware.

Hooker's new business ventures, H Contract and Homeware, reported operating losses for the quarter of $357,000. These new initiatives decreased net income by $233,000 after tax or $0.02 per share. H Contract, which offers upholstered seating and casegoods to upscale senior living facilities, is now operating near break-even versus operating losses a year ago. Homeware, an online-only, direct-to-consumer brand of furnishings and home décor, "continues to have operating losses, but is operating close to expectations as we continue to invest in marketing to build brand awareness," Toms said.

Cash, Inventory and Debt Levels

"Our inventory and cash positions were highlights of the quarter," Toms said. "Inventories are in target range, with a good composition of best sellers, and service levels remain high. We were able to increase cash by almost $8 million." The Company finished the fiscal 2015 first quarter with $31.7 million in cash and cash equivalents and no long-term debt. Additionally, $13.3 million was available on its $15.0 million revolving credit facility, net of $1.7 million reserved for standby letters of credit. Consolidated inventories stood at $43.6 million, down $5.4 million from the fiscal 2014 year-end.

Business Outlook

"Orders for the quarter were up over the prior-year period, but not quite as strong as we would have hoped this spring during the post-furniture market period," Toms said. "While we are positioned very well internally, we're concerned about the retail demand environment," he said, "and a little less bullish than earlier in the year due to a slower housing market, inconsistency at retail and an economy not as robust as expected. However, as we head into the summer months, we expect to capitalize on any improvements in external conditions with our good inventory position on best sellers, strong product line, progress in our upholstery segment and success with our new business initiatives."

Dividends

At its June 5, 2014 meeting, the Company's board of directors declared a quarterly cash dividend of $0.10 per share, payable on June 30, 2014 to shareholders of record at June 16, 2014.

Conference Call Details

Hooker Furniture will present its fiscal 2015 first quarter results via teleconference and live internet web cast Thursday afternoon, June 5th, 2014 at 3:00 PM Eastern Time. The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2013 shipments to U.S. retailers, Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 90th year of business. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture primarily in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include: Bradington-Young, a specialist in upscale motion and stationary leather furniture; Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization; and Hooker Upholstery which focuses on imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers direct-to-consumer, customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, and hcontractfurniture.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) our ability to successfully implement our business plan to increase sales and improve financial performance; (3) the cost and difficulty of marketing and selling our products in foreign markets; (4) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (5) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (6) when or whether our new business initiatives become profitable; (7) price competition in the furniture industry; (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (10) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (12) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (13) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (14) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (15) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (16) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (17) capital requirements and costs; (18) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (19) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, levels of consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (20) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; and (21) higher than expected employee medical costs. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	May 4,	May 5,
	2014	2013

Net sales	$ 61,396	$ 56,295

Cost of sales	45,786	42,379

Gross profit	15,610	13,916

Selling and administrative expenses	11,367	10,682

Operating income	4,243	3,234

Other income (expense), net	46	(32)

Income before income taxes	4,289	3,202

Income tax expense	1,485	1,076

Net income	$ 2,804	$ 2,126

Earnings per share:
Basic	$ 0.26	$ 0.20
Diluted	$ 0.26	$ 0.20

Weighted average shares outstanding:
Basic	10,724	10,717
Diluted	10,762	10,747

Cash dividends declared per share	$ 0.10	$ 0.10

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended
	May 4,	May 5,
	2014	2013

Net Income	$ 2,804	$ 2,126
Other comprehensive income:
Amortization of actuarial gain
net of tax of $5 and $10, respectively	(8)	(17)
Adjustments to net periodic benefit cost	(8)	(17)

Comprehensive Income	$ 2,796	$ 2,109

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	May 4,	February 2,
	2014	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 31,686	$ 23,882
Trade accounts receivable, less allowance for doubtful accounts of $1,276 and $1,243 on each respective date	30,396	29,393
Inventories	43,587	49,016
Prepaid expenses and other current assets	2,397	2,413
Deferred taxes	1,246	1,664
Income tax recoverable	-	682
Total current assets	109,312	107,050
Property, plant and equipment, net	22,840	23,752
Cash surrender value of life insurance policies	19,202	18,891
Deferred taxes	4,121	4,051
Intangible assets	1,382	1,382
Other assets	1,703	355
Total non-current assets	49,248	48,431
Total assets	$ 158,560	$ 155,481

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 8,694	$ 7,077
Accrued salaries, wages and benefits	2,805	3,478
Income tax accrual	156	-
Accrued commissions	856	934
Customer deposits	433	659
Other accrued expenses	832	759
Total current liabilities	13,776	12,907
Deferred compensation	7,793	7,668
Income tax accrual	103	103
Other long-term liabilities	308	-
Total long-term liabilities	8,204	7,771
Total liabilities	21,980	20,678

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,753 shares issued and outstanding on each date	17,641	17,585
Retained earnings	118,849	117,120
Accumulated other comprehensive income	90	98
Total shareholders' equity	136,580	134,803
Total liabilities and shareholders' equity	$ 158,560	$ 155,481

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 4,	May 5,
	2014	2013
Operating Activities:
Net income	$ 2,804	$ 2,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	613	584
Gain on disposal of assets	(34)	(8)
Deferred income tax expense (benefit)	404	(5)
Noncash restricted stock and performance awards	55	229
Provision for doubtful accounts	125	75
Changes in assets and liabilities:
Trade accounts receivable	(1,129)	1,762
Inventories	5,429	3,366
Income tax recoverable	682	-
Gain on life insurance policies	(126)	(135)
Prepaid expenses and other current assets	237	832
Trade accounts payable	1,616	(2,876)
Accrued salaries, wages, and benefits	(673)	(712)
Accrued income taxes	156	(1,034)
Accrued commissions	(78)	(267)
Customer deposits	(226)	-
Other accrued expenses	77	11
Deferred compensation	63	45
Other long-term liabilities	6	-
Net cash provided by operating activities	$ 10,001	$ 3,993

Investing Activities:
Purchases of property and equipment	(1,008)	(880)
Proceeds received on notes receivable	11	14
Proceeds from sale of property and equipment	65	8
Premiums paid on life insurance policies	(190)	(190)
Proceeds received on life insurance policies	-	516
Net cash used in investing activities	(1,122)	(532)

Financing Activities:
Cash dividends paid	(1,075)	(1,075)
Net cash used in financing activities	(1,075)	(1,075)

Net increase in cash and cash equivalents	7,804	2,386
Cash and cash equivalents - beginning of year	23,882	26,342
Cash and cash equivalents - end of quarter	$ 31,686	$ 28,728

Supplemental schedule of cash flows information:
Income taxes paid, net	$ (294)	$ (2,115)
CONTACT: Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt, Senior Vice President
         and Chief Financial Officer
         Phone: (276) 632-2133